Exhibit 99 to Clean Coal Current Report on Form 8-K filed 4-5-12

Clean Coal Technologies, Inc. (“CCTI”), a cleaner-energy technology company, “fully-reporting” and listed on the OTCQB (symbol CCTC), and Jindal Steel and Power Ltd. (“Jindal”) have signed a 25-year Technology License Agreement (“TLA”) in lieu of the formerly announced Joint Venture Agreement contemplated under the Memorandum of Understanding signed between CCTI and Jindal on January 27, 2012. The decision to enter into the TLA was arrived at jointly and is beneficial for both companies as it allows Jindal to focus on its core business model in Indonesia of supplying dry, high-quality coal to their steel and power businesses in India, while allowing CCTI to focus on the development and marketing of its technology to third parties.

Under the TLA, CCTI will receive an on-going royalty fee of US one dollar ($1.00) per metric ton on all coal processed from Jindal majority-owned mines in the ASEAN region, up to four million tons or four million dollars ($4,000,000) per annum with a waiver of additional royalty fees on further processed coal up to a total of eight million tons per year. If coal processing increases above eight million tons per year, the royalty will be reinstated and Parties have agreed to review the rate.

In addition to the royalty fee, Jindal will pay CCTI a one-time license fee of US seven-hundred and fifty thousand dollars ($750,000). The license fee will be paid in two installments as follows: a) US three-hundred and seventy-five thousand dollars ($375,000) upon signing of a Pilot Plant construction contract and b) US three-hundred and seventy-five thousand dollars ($375,000) upon the successful testing of Jindal's Indonesian coal at the Pilot Plant.

Construction of the Pilot Plant in Oklahoma will commence immediately upon execution of the EPC Contract by the JV. It is expected that the EPC Contract will be signed during April and construction of the pilot plant will commence immediately thereafter. The Pilot Plant is scheduled to be completed within 16 to 24 weeks. Testing of the Jindal coal is expected to take place before the end of 2012.

CCTI’s CEO, Robin Eves, stated: “We are delighted to have signed this royalty-bearing agreement with Jindal. With this, CCTI has added a second important commercial client in Indonesia that intends to commence construction of a commercial plant immediately after the testing of its coal at the Pilot Plant.”

Mr. Eves added: “Together with the Archean Group TLA, CCTI has made a quick start in the development of a pipeline of commercial projects in Asia. We are very excited that our first commercial clients are prominent companies that are well-known and highly-regarded in Asia. Each of these companies has in place a widespread Eastern Hemisphere commercial network in its respective business.”

About Clean Coal Technologies, Inc.

CCTI, () a cleaner-energy, technology company with headquarters in New York City, NY, owns a patented process technology to convert coal into a cleaner burning fuel source and/or a dry coal with high calorific content. The Company's patented end product “PRISTINE™” coal is significantly more efficient, less polluting, more cost effective, and provides more heat than untreated dirty coal. The principal elements of this pre combustion technology are based on well-proven, off the shelf components and equipment. Its clean coal technology reduces some 90% of chemical pollutants from coal, including Mercury, thereby resolving emission issues affecting coal-fired power plants.

About Jindal Steel & Power Limited (JSPL)

Jindal Steel and Power Limited (JSPL) is one of India’s major steel producers with a significant presence in sectors other sectors including Mining, Power Generation and Infrastructure. With an annual turnover of over US $2.9 billion, JSPL is a key part of the diversified O. P. Jindal Group whose market capitalization currently exceeds US $15 billion. In the recent past, JSPL has expanded its steel, power and mining businesses to various parts of the world particularly in Asia, Africa and South America.

The company produces economical and efficient steel and power. From the widest flat products to a whole range of long products, JSPL offers a product portfolio that caters to major infrastructure and housing projects in the country. It also has the distinction of producing the world’s longest 121 metre rails and large size parallel flange beams, high strength angle irons for transmission towers and high strength earthquake resistant construction rebars.

The organization is equally concerned about the environment and is committed towards restoring nature’s balance by maintaining a clean and green environment. JSPL’s Corporate Social Responsibility policy aims at bringing about a radical transformation in the quality of people in and around the operation areas of the company through positive intervention in social uplifting programs.

Forward-Looking Statements

Matters discussed in this press release contain forward-looking statements. Investors are cautioned that such forward-looking statements involve risk and uncertainties, which could significantly impact the actual results, performance or achievements of the Company. Such risks and uncertainties include, but are not limited to, the date of execution of an EPC contract, the time frame for construction and completion of a pilot plant and related testing, the time frame for production of revenue, product development and commercial introduction, the impact of rapid price and technological change and competition, manufacturing and supply uncertainties and other risks.

Contact:

Clean Coal Technologies, Inc.
CORPORATE:
Mr. Robin Eves, 646-710-3549
Director, President & CEO
reves@cleancoaltechnologiesinc.com
www.cleancoaltechnologiesinc.com